Exhibit 99.1

CyberOptics Reports Significantly Improved Second Quarter Operating Results
3D Technology and Other Product Development Initiatives Proceeding on Schedule

Minneapolis, MN—July 29, 2014—CyberOptics Corporation (Nasdaq: CYBE) today reported significantly improved operating results for the second quarter of 2014.

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Revenues increased 42% to $13.3 million from $9.3 million in the second quarter of 2013. Completed in mid-March, the acquisition of Laser Design, Inc. (LDI), a Minneapolis-based 3D metrology company, contributed $1.7 million to CyberOptics’ consolidated second quarter revenues.

•	Reflecting the strong revenue growth, the second quarter net loss narrowed to $315,000 or $.05 per share, down from the loss of $1.2 million or $.17 per share in the year-earlier period.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “Our recent performance marks CyberOptics’ third consecutive quarter of improved year over year operating results. Although more work remains, we believe this uptrend is evidence that our growth initiatives and new products are enabling CyberOptics to make tangible progress toward our goal of achieving sustainable profitable growth.”

He continued: “Sales of SMT sensors increased 52% from last year’s second quarter, driven by demand for LaserAlign sensors from our OEM customers. Sales of inspection systems rose 15% year-over-year due to higher sales of our new solder paste inspection (SPI) and automated optical inspection (AOI) systems, which are gaining share in the inspection market. Sales of new pre-reflow AOI systems also are continuing to grow, reflecting the value customers are finding by inspecting circuit boards for defects before entering the reflow oven. In addition, sales of semiconductor products, principally the WaferSense product line, were up 9% from last year’s second quarter.”

Kulkarni, said: “From an R&D standpoint, we are focused on strategically repositioning CyberOptics as a global leader in high-precision 3D sensors for the electronic assembly, semiconductor and industrial markets, since 3D sensing constitutes the high-growth segment of these and adjacent applications. At the heart of this initiative is the development of our Multi-Reflection Suppression (MRS) 3D technology. This sensor technology will be deployed in our next-generation AOI system, which is designed to expand CyberOptics’ presence in the smart phone and tablet markets as well as other high-precision applications. As planned, we expect to start marketing our 3D AOI system in the fourth quarter and realize the initial sales in early 2015. In addition, we are pursuing new OEM opportunities with our MRS 3D technology. The LDI acquisition represents another aspect of our 3D initiative, and we are incorporating our MRS technology into one of LDI’s existing products, the Auto Gage 3D Scanning System, to strengthen its performance and competitiveness in a wide range of industrial applications. Introduction of the MRS-equipped Auto Gage is planned for early 2015.”

He stated: “In addition to 3D sensing, we also are developing promising products for inspecting memory modules and conformal coating on circuit boards. These products, which we believe have solid sales potential, are scheduled for introduction during the second half of the year.”

Kulkarni concluded: “For the second half of 2014, we are forecasting double-digit, year-over-year sales growth, excluding the positive impact of LDI, and a significantly reduced loss, reflecting ongoing demand for new products across all categories. In all, we remain confident about CyberOptics’ near and longer-term future.”

About CyberOptics
Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global SMT electronic assembly and semiconductor capital equipment markets. Through internal development and acquisitions, CyberOptics is strategically repositioning itself to become a global leader in high-precision 3D sensors. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the level of revenue and loss we record in 2014; the success of our 3D technology initiatives; expectations regarding LDI and its impact on our operations; integration risks associated with LDI and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll free at 888-539-3678 prior to the start of the call by providing the conference ID: 5669127. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the second quarter conference call will be available one hour after the call at 888-203-1112 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$13,263	$9,317	$23,098	$16,030
Cost of revenue	7,396	5,243	12,663	9,017
Gross margin	5,867	4,074	10,435	7,013
Research and development expenses	2,396	2,021	4,403	3,857
Selling, general and administrative expenses	3,730	3,224	7,009	6,351
Amortization of intangibles	16	-	20	-
Loss from operations	(275)	(1,171)	(997)	(3,195)
Interest income and other	(27)	27	(73)	(77)
Loss before income taxes	(302)	(1,144)	(1,070)	(3,272)
Provision for income taxes	13	56	54	74
Net loss	$(315)	$(1,200)	$(1,124)	$(3,346)
Net loss per share - Basic	$(0.05)	$(0.17)	$(0.17)	$(0.48)
Net loss per share - Diluted	$(0.05)	$(0.17)	$(0.17)	$(0.48)
Weighted average shares outstanding - Basic	6,547	6,907	6,527	6,933
Weighted average shares outstanding - Diluted	6,547	6,907	6,527	6,933

Condensed Consolidated Balance Sheets
	June 30, 2014 (Unaudited)	Dec. 31, 2013
Assets
Cash and cash equivalents	$1,766	$3,101
Marketable securities	7,160	9,402
Accounts receivable, net	10,621	6,562
Inventories	12,644	11,331
Other current assets	1,509	1,104
Deferred tax assets	77	77
Total current assets	33,777	31,577

Marketable securities	10,234	10,742
Intangible and other assets, net	2,046	705
Fixed assets, net	2,683	1,272
Other assets	196	194
Deferred tax assets	62	85
Total assets	$48,998	$44,575

Liabilities and Stockholders’ Equity
Accounts payable	$7,186	$2,630
Accrued expenses	3,016	2,793
Total current liabilities	10,202	5,423

Other liabilities	600	673
Total liabilities	10,802	6,096

Total stockholders’ equity	38,196	38,479
Total liabilities and stockholders’ equity	$48,998	$44,575

Backlog Schedule:
3rd Quarter 2014		$4,959
4th Quarter 2014 and beyond		851
Total backlog		$5,810